Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the use of our report dated February 15, 2017, with respect to the consolidated balance sheets of Charter Communications, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, included herein.

/s/ KPMG LLP

St. Louis, Missouri
February 15, 2017